UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Acutus Medical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2022

This proxy statement supplement, dated May 12, 2022 (this “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) of Acutus Medical, Inc. (the “Company”), which was previously filed with the Securities and Exchange Commission on April 28, 2022, relating to the Company’s Annual Meeting of Stockholders to be held on June 16, 2022 (the “2022 Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS AMENDED OR SUPPLEMENTED BY THE INFORMATION CONTAINED IN THIS SUPPLEMENT, ALL OF THE INFORMATION SET FORTH IN THE PROXY STATEMENT CONTINUES TO APPLY AND SHOULD BE CONSIDERED IN VOTING YOUR SHARES.

Dear Stockholder:

This Supplement is being furnished solely to provide certain additional information in connection with Vince Burgess’ departure from his position as President and CEO of the Company, as well as a member of the Company’s board of directors. As Mr. Burgess was a Class I director, the list of nominees for Class II director remains unchanged and the nominees named in the Proxy Statement will continue to stand for election at the 2022 Annual Meeting. The proxy card included with the Proxy Statement will not be updated and may continue to be used to vote shares in connection with the 2022 Annual Meeting.

Chief Executive Officer Transition

On May 12, 2022, the Company announced that Vince Burgess was departing from his position as President and CEO of the Company, as well as a member of the Company’s board of directors, under mutually agreeable terms, effective May 13, 2022. David Roman, the Company’s chief financial officer, is acting as the Company’s interim chief executive officer, effective May 13, 2022, while maintaining his duties as the Company’s chief financial officer.

Mr. Burgess has entered into a separation agreement and a consulting agreement with the Company.

Pursuant to the separation agreement, in consideration of a customary release of claims, Mr. Burgess will receive cash severance equal to one year of Mr. Burgess’ annual base salary ($515,000) payable over 12 months and an additional cash payment of approximately $145,000 representing Mr. Burgess’ target annual bonus payment for the current fiscal year payable at the same time the annual bonus is generally paid, in each case subject to applicable tax withholding obligations. In addition, Mr. Burgess is eligible for reimbursement of premiums for health care coverage pursuant to COBRA for himself and/or his eligible dependents for up to 12 months following his termination of employment.

Pursuant to the consulting agreement, Mr. Burgess will agree to provide all reasonable assistance to the Company with respect to the transition of the role of the Company’s chief executive officer, and provide advisory services related to Company financing options, through May 31, 2023. Pursuant to the consulting agreement, Mr. Burgess will be entitled, during the term of the consulting agreement, to the continued time-based vesting of his equity awards granted prior to his termination of employment, and will receive compensation equal to $5,000 per month for up to 20 hours of service per month (with time spent in excess of 20 hours per month billed at $250 per hour) and a grant of 140,000 of the Company’s restricted stock units, which will vest in equal quarterly installments over a period of 12 months. Mr. Burgess will also be eligible to receive a cash payment of $150,000 upon the initial closing of the Company’s sale of its left-heart access portfolio to Medtronic, Inc. (“Medtronic”) pursuant to the Asset Purchase Agreement, by and between the Company and Medtronic, dated April 26, 2022. In addition, Mr. Burgess will be entitled to a cash payment of $100,000 and a grant of 70,000 of Company restricted stock units upon the completion of projects beneficial to the Company as defined and determined by the board of directors during the term of the consulting agreement.

Mr. Burgess’ resignation was not related to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Burgess’ resignation from the Company’s board of directors, the size of Class I of the Company’s board of directors will be reduced to two members, such that the total size of the Company’s board of directors will be reduced to eight members.

Mr. Roman’s biographical information is described in the Proxy Statement. There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Roman and any of the Company’s executive officers or directors or persons nominated or chosen to become directors or executive officers. There is no arrangement or understanding between Mr. Roman and any other person pursuant to which Mr. Roman was appointed as interim chief executive officer of the Company. There are no transactions requiring disclosure under Item 404(a) of Regulation S-K.

On May 10, 2022, the Company’s board of directors also approved adjustments to Mr. Roman’s compensation. Effective May 13, 2022, Mr. Roman’s annual base salary will be increased from $380,000 to $420,000 (and Mr. Roman’s annual target cash bonus opportunity will remain 50% of his annual base salary). Mr. Roman will also receive a cash retention bonus equal to $105,000 and additional cash compensation of $35,000 in consideration of Mr. Roman’s increased responsibilities as the Company’s interim chief executive officer, in each case payable to Mr. Roman as a lump sum on May 13, 2023, subject to Mr. Roman’s continued service through such payment date. In addition, Mr. Roman will be granted restricted stock units covering 100,000 shares of the Company’s common stock under the Company’s 2020 Equity Incentive Plan (the “Plan”), which shall vest in equal annual installments on the first and second anniversary of the grant date, subject to Mr. Roman’s continued employment as of each such vesting date and shall have such other terms and conditions as set forth in the Plan and the applicable award agreement. Mr. Roman will also continue to be entitled to the severance benefits set forth in his employment agreement, which was filed as Exhibit 10.21 to the Company’s Annual Report on Form 10-K for fiscal 2021 and which is described in the Proxy Statement.

The Company’s board of directors is currently undergoing a search for a “permanent” chief executive officer.

The foregoing descriptions of the Separation Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Separation Agreement and Consulting Agreement, which are attached as Exhibits 10.1 and 10.2, respectively, to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 12, 2022.

Important Information

This Supplement is first being released to shareholders on or about May 4, 2022 and should be read together with the Proxy Statement. To the extent information in this Supplement differs from, updates or conflicts with information disclosed in the Proxy Statement, the information in this Supplement is the more current information.

We are asking for your support by voting “FOR” all proposals at the 2022 Annual Meeting. None of the agenda items presented in the Proxy Statement are affected by this Supplement.

The shares represented by proxy cards returned or voting instructions submitted before the 2022 Annual Meeting will be voted with respect to all other matters properly brought before the 2022 Annual Meeting as instructed on the proxy card or pursuant to the voting instructions. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the disclosure in the Proxy Statement under “Questions and Answers About These Proxy Materials and Voting—Can I change my vote after submitting my proxy?” for instructions on how to do so.

By Order of the Board of Directors

/s/ Tom Sohn

Senior Vice President, General Counsel & Secretary

Carlsbad, California